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                                                                      Exhibit 12

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                    Year Ended 30 September
                                                      ----------------------------------------------------
                                                        1999       2000       2001       2002       2003
                                                      --------   --------   --------   --------   --------
EARNINGS:
Income from continuing operations                     $  450.5   $  124.2   $  465.6   $  525.4   $  400.2

Add (deduct):
   Provision for income taxes                            209.5       (7.5)     196.2      247.5      154.0

   Fixed charges, excluding capitalized interest         194.4      232.6      226.5      150.3      150.6

   Capitalized interest amortized during the period        6.1        6.6        7.1        7.2        6.5

   Undistributed earnings of
     less-than-fifty-percent-owned affiliates            (44.5)     (32.1)     (34.3)     (42.8)      (2.6)
                                                      --------   --------   --------   --------   --------

     Earnings, as adjusted                            $  816.0   $  323.8   $  861.1   $  887.6   $  708.7
                                                      ========   ========   ========   ========   ========

FIXED CHARGES:

Interest on indebtedness, including capital lease
   obligations                                        $  175.4   $  210.3   $  201.6   $  126.4   $  126.9

Capitalized interest                                      24.7       19.7        8.8       11.7        6.2

Amortization of debt discount premium and expense          1.3        3.1        5.6        2.2        2.1

Portion of rents under operating leases
   representative of the interest factor                  17.7       19.3       19.3       21.7       21.6
                                                      --------   --------   --------   --------   --------

     Fixed charges                                    $  219.1   $  252.4   $  235.3   $  162.0   $  156.8
                                                      ========   ========   ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES:                        3.7        1.3        3.7        5.5        4.5
                                                      ========   ========   ========   ========   ========